Exhibit 4.5

EXECUTION VERSION

COLUMBUS INTERNATIONAL INC.

AND EACH OF THE GUARANTORS PARTY HERETO

$1,250,000,000

7.375% SENIOR NOTES DUE 2021

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 10, 2015

THE BANK OF NEW YORK MELLON

Trustee

This FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), is dated as of March 10, 2015, by and among Columbus International Inc., a corporation organized under the laws of Barbados (the “Company”), the New Restricted Subsidiaries (as defined below) party hereto, the Guarantors under the Indenture referred to below (the “Existing Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”).

W I T N E S S E T H    T H A T:

WHEREAS, the Company and the Existing Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of March 31, 2014 (the “Indenture”), pursuant to which the Company has issued $1,250,000,000 principal amount of its 7.375% Senior Notes due 2021 (the “Notes”) and the Existing Guarantors have guaranteed the Company’s obligations under the Indenture and the Notes (the “Guarantees”);

WHEREAS, Section 9.01(a)(4) of the Indenture provides that the Company, the Guarantors, and the Trustee may modify, amend or supplement the Indenture, the Notes and the Guarantees without consent of the Holders (as defined in the Indenture) of Notes to add a Guarantor;

WHEREAS, the Company has, through an indirect Subsidiary, formed Columbus Networks USA (2015), Inc., a Delaware corporation, and Columbus Networks (Cayman) Holdco Limited, a Barbados ICB (each a “New Restricted Subsidiary” and together, the “New Restricted Subsidiaries”), each of which is a Restricted Subsidiary under the Indenture;

WHEREAS, the Company has opted for each of the New Restricted Subsidiaries to become Guarantors under the terms of the Indenture;

WHEREAS, the Company has requested that the Trustee join in the execution of this First Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantors, the New Restricted Subsidiaries and the Trustee hereby agree for the equal and ratable benefit of all Holders of the Notes as follows:

ARTICLE ONE

DEFINITIONS

Section 1.1	Defined Terms.

All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. All definitions in the Indenture shall be read in a manner consistent with the terms of this First Supplemental Indenture.

ARTICLE TWO

ADDITIONAL GUARANTORS

Section 2.1	Acknowledgement of Designation as a Restricted Subsidiary.

By execution of this First Supplemental Indenture, each of the New Restricted Subsidiaries hereby acknowledges its designation as a Restricted Subsidiary and agrees to be bound by the terms of the Indenture in its capacity as a Restricted Subsidiary.

Section 2.2	Delivery of Guarantee.

In accordance with the Indenture, each of the New Restricted Subsidiaries hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s obligations under the Notes and the Indenture and other relevant documentation on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture. From and after the date hereof, each of the New Restricted Subsidiaries shall be a Guarantor for all purposes under the Indenture and the Notes.

ARTICLE THREE

MISCELLANEOUS

Section 3.1	Ratification of Indenture; First Supplemental Indenture Part of Indenture.

Except as supplemented hereby, the Indenture is in all respects ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.2	Continuing Guarantee.

By its execution of this First Supplemental Indenture, each Guarantor hereby acknowledges that it has reviewed the terms and provisions of this First Supplemental Indenture and consents to the provisions of this First Supplemental Indenture. Each Existing Guarantor hereby ratifies and confirms its Guarantee on the terms and subject to the conditions set forth in Article 10 of the Indenture and all other applicable provisions of the Indenture, which Guarantee shall continue in full force and effect.

Section 3.3	Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.4	Governing Law.

This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.5	Counterparts.

This First Supplemental Indenture may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.6	No Liability of the Trustee.

The Trustee shall not be responsible for and shall have no liability for the validity or sufficiency of this First Supplemental Indenture or with respect to the recitals contained herein, all of which are made solely by the Company, the Guarantors and the New Restricted Subsidiaries.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first stated above.

Columbus International Inc.

By:
Brendan Paddick
president and chief executive officer

Columbus Networks USA (2015), Inc. as Guarantor

By:
Brendan Paddick
chief executive officer

Columbus Networks (Cayman) Holdco Limited, as Guarantor

By:
Brendan Paddick
chief executive officer

Columbus Jamaica Holdings (Barbados) Inc., as Guarantor

By:
Brendan Paddick
director

Cable Jamaica (Barbados) Limited, as Guarantor

By:
Brendan Paddick
president and chief executive officer

Columbus Capital (Barbados) Limited, as Guarantor

By:
Brendan Paddick
president and chief executive officer

Columbus Communications Jamaica Limited, as Guarantor

By:
Brendan Paddick
chairman and chief executive officer

Chartfield Development Company Limited, as Guarantor

By:
Brendan Paddick
chairman and chief executive officer

Columbus Curacao (Barbados) Inc., as Guarantor

By:
Brendan Paddick
director

Caribbean Data Centers (Barbados) Inc., as Guarantor

By:
Brendan Paddick
president and chief executive officer

Columbus TTNW Holdings Inc., as Guarantor

By:
Brendan Paddick
president and chief executive officer

Columbus Networks, Limited, as Guarantor

By:
Brendan Paddick
president and chief executive officer

ARCOS-1 USA, Inc., as Guarantor

By:
Brendan Paddick
chief executive officer

Columbus Networks USA, Inc., as Guarantor

By:
Brendan Paddick
chief executive officer

A. SUR NET, Inc., as Guarantor

By:
Brendan Paddick
chief executive officer

Columbus Networks Telecommunications Services USA, Inc., as Guarantor

By:
Brendan Paddick
chief executive officer

Columbus Trinidad (Barbados) Inc., as Guarantor

By:
Brendan Paddick
president and chief executive officer

Columbus Communications Trinidad Limited, as Guarantor

By:
Brendan Paddick
chairman

Columbus Communications (Grenada) Limited, as Guarantor

By:
Brendan Paddick
chairman

Columbus Telecommunications (Barbados) Limited, as Guarantor

By:
Brendan Paddick
president

Wamco Technology Group Limited, as Guarantor

By:
Brendan Paddick
president

Columbus Eastern Caribbean (Barbados) Inc., as Guarantor

By:
Brendan Paddick
president

THE BANK OF NEW YORK MELLON as Trustee

By:
Name:
Title: